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                                                                     EXHIBIT 4.3

                    ZERO COUPON CONVERTIBLE PROMISSORY NOTE
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THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
(THE "ACT"), AND MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. FOR PURPOSES OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE HAS BEEN ISSUED WITH "ORIGINAL ISSUE DISCOUNT" AND THE DATE OF ORIGINAL ISSUE OF THIS NOTE IS MARCH 19, 1999.

                                 EARTHWEB INC.

                    Zero Coupon Convertible Promissory Note

                                                              New York, New York


                                                                  March 19, 1999


     EARTHWEB INC., a Delaware corporation (the "Company"), for value received, promises to pay, subject to the terms and conditions of this Note, to DOUG ANDERSON (the "Holder"), the sum of TWO MILLION FOUR HUNDRED THIRTY SEVEN THOUSAND ONE HUNDRED TWENTY TWO DOLLARS AND THIRTY ONE CENTS ($2,437,122.31), which amount includes interest, on March 21, 2000 (the "Maturity Date").

     This Note is issued by the Company pursuant to the Securities Purchase Agreement, dated as of March 12, 1999, by and among the Company, MicroHouse International, Inc. and Steve Anderson, Doug Anderson and Robert Anderson (the "Purchase Agreement"), pursuant to which the Company is acquiring all of the stock of the Holder. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

1.   Payments.
     --------

     1.1. Subject to the mandatory conversion of this Note into Shares (as defined and provided for in Section 2 hereof) pursuant to Section 2.1 hereof, the amount of this Note shall be payable in full on the Maturity Date.

     1.2. Payment of this Note shall be made to Holder at 29304 Spruce Cyn Drive, Golden, CO 80403, or such other place or places within the United States as may be specified by the Holder of this Note in a written notice to the Company at least 10 business days before the payment date.

     1.3. Such payment shall be made in lawful money of the United States of America by mailing the Company's good check in the proper amount to such Holder on the due date of such payment or otherwise transferring funds for receipt by such Holder on the due date of such payment.

     1.4. If payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding business day.

     1.5. In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowable by applicable law. It is the express intent hereof that the Company not pay, and the Holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be legally paid by the Company under applicable law.

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2.   Conversion Right.
     ----------------

     2.1. Subject to the provisions of this Section 2, this Note shall automatically and without any further action by the Company or the Holder convert into unregistered, fully paid and nonassessable shares ("Shares") of the Company in the manner and at the Conversion Price set forth below one (1) day after the first year anniversary of the date of this Note (the date of such conversion, the "Conversion Date").

     2.2. For purposes of the conversion calculation only, the price at which Shares shall be valued (the "Conversion Price") shall be the Closing Price; provided, however, that the Conversion Price shall be adjusted (as determined in
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good faith by the Board of Directors of the Company) to give appropriate effect to the occurrence prior to the Conversion Date of any dividend paid by the Company in cash or other property, Shares, stock split or combination of Shares, reclassification of Shares or capital reorganization of the Company. The number of Shares issuable upon conversion of this Note shall be determined by dividing the principal amount of the Note (less the amount of any set-off pursuant to Section 4 hereof) by the Conversion Price, rounding any fractional result down to the nearest whole share. No fractional shares shall be issued upon conversion of this Note. In lieu of fractional shares, the Company shall pay cash (based on the Conversion Price) equal to any fraction of a share remaining (the "Cash Payment").

     2.3. On the Conversion Date, the Holder shall surrender this Note at the office of the transfer agent for the Shares (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that shall state such Holder's name or the names of the nominee(s) in which such Holder wishes the certificate or certificates for Shares to be issued. The certificates for the Shares shall be issued in the name of the Holder (or its nominees) as of the Conversion Date (subject to the set-off and recoupment provisions in Section 4 hereof). Until the Conversion Date (and then, only if this Note is converted pursuant to the provisions of Section 2.1 hereof), the Holder shall not be entitled to sell, transfer, pledge or encumber any such Shares, but shall be entitled to vote such shares and to receive any dividends, merger consideration and stock splits having a record date on or after the Conversion Date with respect to that number of Shares ultimately delivered to the Holder with respect to such payment. The Company shall, on the Conversion Date (subject to the provisions of Section 4 hereof), cause there to be delivered to the Holder on such Conversion Date (or to the Holder's nominee(s) if so instructed in writing) (i) certificates representing the number of full shares of unregistered, fully paid and nonassessable shares into which such principal amount may be converted in accordance with the provisions hereof (subject to reduction pursuant to Section 4 hereof) and (ii) a check in the amount of the Cash Payment, if any.

3.   Cancellation of Note.
     --------------------

Upon payment in full (and/or set-off (as provided in Section 4 hereof)) of all outstanding obligations under this Note or the receipt by the Holder of the appropriate number of Shares upon conversion of the Note into Shares pursuant to
Section 2, the Company's obligations in respect of payment of this Note shall terminate and the Holder shall surrender this Note to the Company.

4.   Set-off and Recoupment Rights.
     -----------------------------

The Company, by its execution of this Note, and each Holder by its acceptance of this Note, covenants and agrees that the Company may, in the event a Buyer Indemnified Party suffers any Buyer Loss required to be paid by the Holder pursuant to the Purchase Agreement, set-off against its obligations under this Note and recoup the amounts of any Buyer Losses up to an amount equal to $338,100 Company will give to the Holder of this Note, written notice of such election, which includes the amount to be set-off, and the amount of obligations under this Note shall automatically be reduced by the amount set forth in such notice as fully as if such amount had been paid to the Holder by the Company; provided, however, that any disputed set-off amount shall be deducted from this
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Note, and a new Note in such disputed amount shall be deposited in the Escrow
Account; provided, further, that upon any conversion of this Note, a number of
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shares with an aggregate value (based on the Conversion Price) equal to $169,050 shall be placed in the Escrow Account and held pursuant to terms thereof.

5.   Events of Default.  In the event that:
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     (a)   the Company defaults for more than ten (10) Business Days in making the payment of principal or interest required to be made on this Note; or

     (b)   the Company:

           (i) commences any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, composition or other relief with respect to it or its debts or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or shall make a general assignment for the benefit of its creditor; or

           (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (C) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the facts set forth in clause (i) or (ii) above; or (D) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (c) with respect to the Company's Notes issued concurrently herewith, the Company defaults in the payment of principal or defaults in the payment of interest on such Notes and such default continues unremedied for a period of more than ten (10) Business Days;

then, and in any such event (an "Event of Default"), and at any time thereafter, if such Event of Default shall then be continuing, any Holder of this Note may, by written notice to the Company, declare this Note due and payable, whereupon this Note shall be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

6.   Investment Representation.
     -------------------------

Each Holder of this Note hereby acknowledges that this Note has not been and will not be registered and any Shares to be issued upon conversion of this Note have not been registered (i) under the Securities Act of 1933, as amended (the "Act"), on the ground that the issuance of this Note is exempt from registration under Section 4(2) of the Act as not involving any public offering or (ii) under any applicable state securities law on the ground that the issuance of this Note does not involve any public offering; and that the Company's reliance on the
Section 4(2) exemption of the Act and on applicable state securities laws is predicated in part on the representations hereby made to the Company by the Holder that it is acquiring the Note for investment for its own account, with no intention of dividing its participation with others or otherwise distributing the same, subject, nevertheless, to any requirements of law that the disposition of its property shall at all times be within its control.

7.   Miscellaneous.
     -------------

     7.1. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of the Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

     7.2. In the event that one of the Events of Default specified in Section 5 hereof has occurred and is continuing, the Holder of this Note shall be reimbursed by the Company for the payment of its reasonable attorneys' fees actually paid relating to the enforcement of any of the provisions of this Note.

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     7.3.  This Note and the rights and obligations of the Company and any
Holder hereunder shall be construed in accordance with and be governed by the laws of the State of New York and shall be subject to the arbitration provisions set forth in the Purchase Agreement as if expressly included herein.

     7.4 Time is of the essence of this Note. If any provisions of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

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     IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

                        EARTHWEB INC.

                            By:    /s/ Jack Hidary
                                   --------------------------------------------
                                   Name:  Jack Hidary
                                   Title: President and Chief Executive Officer
[SEAL]

Attest:


/s/ Murray Hidary
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